Exhibit 10.02

FORM OF CITIGROUP AWARD AGREEMENT

Citigroup Inc.

Performance Share Unit Award Agreement

Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”) the performance share unit award summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan, as amended and restated effective January 1, 2013 (“DIRAP”).  The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”).

For the award to be effective, you must sign below and return this page of the Agreement.

Summary of Participant’s Performance Share Unit Award (the “Award”)

Award Date	February 19, 2013
Target Award (the “Target Award”)	[Number] Performance Share Units (“PSUs”)
Vesting Dates (and percentage vesting), (each, a “Vesting Date”)	January 20, 2014 (33 1/3%)(1) January 20, 2015 (33 1/3%) January 20, 2016 (33 1/3%)

Acceptance and Agreement by Participant. I hereby accept the Award described above, and agree to be bound by the terms, conditions and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions), acknowledging hereby that I have read and that I understand such document, and that I am subject to Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.		PARTICIPANT’S SIGNATURE:

By:
	[Name]	Name:
[Title]

(1)  Vesting dates of February 20, 2014, February 20, 2015 and February 20, 2016 for Code Staff (as defined herein).

CITIGROUP INC.

PERFORMANCE SHARE UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Award described on the Award Summary.  Except as otherwise provided herein, the “Company” shall mean Citigroup and its consolidated subsidiaries.  The “Committee” shall mean the Personnel and Compensation Committee of the Citigroup Board of Directors or any person acting with authority delegated from such Committee.

1.             Participant Acknowledgements.  By accepting the Award, Participant acknowledges that:

(a)           He has read and understands these Terms and Conditions.

(b)           He understands that the Award and all other incentive awards are entirely discretionary.  Participant acknowledges that, absent a prior written agreement to the contrary, he has no right to receive the Award, or any incentive award, that receipt of the Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)           The Award will be cancelled if performance and vesting conditions set forth herein are not satisfied.  The Award is a forward-looking award that delivers value only to the extent that performance goals and conditions are attained and specified service conditions are satisfied.

(d)           Any actual, anticipated, or estimated financial benefit to Participant from the Award (or any other incentive award) is not and shall not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose.  Participant hereby agrees that neither the Award nor any amounts payable in respect of the Award shall be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)           The value that may be realized from the Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors.  Any monetary value assigned to the Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(f)            The Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors.  The currency in which Participant’s Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

(g)           The Award does not confer any shareholder rights of any kind.  The Award is not an equity security of Citigroup, and as such, Participant has no shareholder rights derived from the Award.  The Award does not confer any voting rights or rights to dividends at any time, and all value attributable to the Award including the amount equal to cash dividends referenced in Section 2(e) is compensation.

2.             Performance Share Units.

(a)                General.  The value of each PSU corresponds to one share of Citigroup common stock; however, PSUs are deliverable only in cash.  The portion, if any, of Participant’s Target Award that will be earned is based on the Company’s performance against the performance measures set forth in this Section 2, the Award’s vesting conditions, and the other terms and conditions of this Agreement.

(b)                Citigroup’s Average Return on Assets.

(i)                 Performance Grids.  One-half of Participant’s Target Award will be earned based on Citigroup’s Average ROA, as defined herein.  For Participants who have not been designated by the Company prior to the Award Date as Code Staff for purposes of the Award pursuant to regulations and other guidance issued by the U.K. Financial Services Authority (hereinafter, “Code Staff”), the number of PSUs earned by Participant based on Average ROA (subject to vesting and the other terms and conditions of the Award) will be determined by multiplying the number of PSUs representing one-half of Participant’s Target Award by a percentage determined as follows:

Average ROA	Percentage Earned Based on Average ROA
Less than 0.6%	Entire Award is cancelled under Section 2(d)
0.6%	0%
0.85%	100%
1.0% or greater	150%

For a Participant who is Code Staff, the number of PSUs earned by Participant based on Average ROA (subject to vesting and the other terms and conditions of the Award) will be determined by multiplying the number of PSUs representing one-half of Participant’s Target Award by a percentage determined as follows:

Average ROA	Percentage Earned Based on Average ROA
Less than 0.6%	Entire Award is cancelled under Section 2(d)
0.6%	0%
0.85% or greater	100%

The percentage earned between each Average ROA performance level in the tables above shall be determined by straight line interpolation in each case.

(ii)                Defined Terms.  For purposes of this Agreement:

“Annualized Net Income” shall mean the Company’s reported GAAP net income for a given quarter excluding credit valuation adjustments/debt valuation adjustments (CVA/DVA) divided by the number of calendar days in the given quarter multiplied by the number of calendar days in the given year.

“Average ROA” shall mean the average of the Company’s Quarterly ROAs for the twelve calendar quarters beginning with the first quarter of 2013, through and including the fourth quarter of 2015.

“Quarterly ROA” shall mean the Company’s Annualized Net Income for a given calendar quarter divided by the average daily GAAP assets of the Company during the same period.  Average daily GAAP assets of the Company shall be determined under procedures developed by the Company’s Finance function, and such procedures shall be final and binding on Participant.

(c)                Relative Total Shareholder Return.

(i)                 Performance Grids.  One-half of Participant’s Target Award will be earned based on the TSR, as defined herein, on shares of Citigroup common stock as compared to the TSRs of the Comparison Group during the Performance Period.  For Participants who are not Code Staff, the number of PSUs earned based on relative TSR (subject to vesting and the other terms and conditions of the Award) will be determined by multiplying the number of PSUs representing one-half of Participant’s Target Award by a percentage determined as follows:

Relative TSR (Percentile) of Citigroup	Percentage Earned Based on Relative TSR
Lower than 25th	Entire Award is cancelled under Section 2(d)
25th	0%
50th	100%
75th or higher	150%

For Participants who are Code Staff, the number of PSUs earned based on relative TSR (subject to vesting and the other terms and conditions of the Award) will be determined by multiplying the number of PSUs representing one-half of Participant’s Target Award by a percentage determined as follows:

Relative TSR (Percentile) of Citigroup	Percentage Earned Based on Relative TSR
Lower than 25th	Entire Award is cancelled under Section 2(d)
25th	0%
50th or higher	100%

The percentage earned between each relative TSR performance level in the tables above shall be determined by straight line interpolation in each case.

(ii)                Determination of Percentiles.  After the end of the Performance Period, the Committee shall rank each member of the Comparison Group according to TSR.  The 75th

Percentile TSR is the average TSR of the second and third highest TSRs in the Comparison Group; the 50th Percentile TSR is the average TSR of the fourth and fifth highest TSRs in the Comparison Group; and the 25th Percentile TSR is the average TSR of the sixth and seventh highest TSRs in the Comparison Group.  Citigroup’s TSR will then be compared to TSRs of the Comparison Group.  This approach to determining percentiles may be equitably adjusted by the Committee if there is a change in the number of companies in the Comparison Group.

(iii)               Example.  Appendix A hereto provides an example of the calculation of relative TSR for purposes of this Agreement.

(iv)               Defined Terms.  For purposes of this Agreement:

“Applicable Exchange” shall mean the Frankfurt Stock Exchange for Deutsche Bank AG, the London Stock Exchange for Barclays plc and HSBC Holdings plc, and the New York Stock Exchange for all other members of the Comparison Group and Citigroup.

“Comparison Group” shall mean the shares of common stock regularly traded on the Applicable Exchange (under the symbol listed below next to the company’s name) of each of the companies listed below:

Bank of America Corporation (NYSE: BAC)

Barclays plc (LSE: BARC)

Deutsche Bank AG (FWB: DBK)

The Goldman Sachs Group, Inc. (NYSE: GS)

HSBC Holdings plc (LSE: HSBA)

JPMorgan Chase & Co. (NYSE: JPM)

Morgan Stanley (NYSE: MS)

Wells Fargo & Company (NYSE: WFC)

In the event that any member of the Comparison Group is involved in any event that results in such member ceasing to be traded on the Applicable Exchange at any time during the Performance Period, then such entity may be removed by the Committee as a member of the Comparison Group and the determination of the relative TSR (percentile) of Citigroup shall be adjusted accordingly.

“Performance Period” shall mean January 1, 2013 through December 31, 2015.

“TSR” for Citigroup or any member of the Comparison Group shall be expressed as a percentage determined by dividing: (A) (1) the closing price on the Applicable Exchange on the last trading day in the Performance Period plus (2) the sum of all dividends paid on the applicable class of common stock during the Performance Period minus (3) the closing price on the Applicable Exchange on the trading day immediately preceding the first day of the Performance Period, by (B) the closing price on the Applicable Exchange on the trading day immediately preceding the first day of the Performance Period.  Percentages shall not be adjusted for changes in currency exchange rates during the Performance Period or any other period, and shall be equitably adjusted to account for changes in capital structure or other events as provided in Section 9.

(d)                Cancellation of Entire Award.  Notwithstanding anything herein to the contrary and after any adjustments made by the Committee pursuant to Section 2(c) or Section 9, if either (i) the Average ROA is less than 0.6%, or (ii) Citigroup’s relative TSR as determined in accordance with Section 2(c) is lower than the 25th percentile, then Participant’s entire Award shall be cancelled, without regard to the performance determined under the other metric.

(e)                Conversion of Vested Earned PSUs to Cash.  After the end of the Performance Period, the Committee shall determine the percentages of Target Award PSUs that have been earned after determining the Average ROA pursuant to Section 2(b) hereof and relative TSR pursuant to Section 2(c) hereof, making any adjustments as needed or required under Section 9 hereof.  The Committee will then multiply those percentages by the allocable number of Target Award PSUs (the “Earned Award”), to derive a number of PSUs constituting the Earned Award.  After Participant’s final Vesting Date as set forth in the Award Summary, the Committee shall then determine the extent to which Participant has vested in his Earned Award, determined after applying the provisions of Section 3 and Section 4 hereof.  As of March 15, 2016 (the “Award Payment Date”), Participant shall receive a cash payment equal to (i) the number of PSUs in Participant’s vested Earned Award multiplied by the average of the high and low prices of Citi common stock on the NYSE on Participant’s final Vesting Date, plus (ii) (A) the number of PSUs in Participant’s vested Earned Award multiplied by (B) an amount equal to the sum of all cash dividends (regular and special) paid on a share of Citigroup common stock after December 31, 2012 and on or before the Award Payment Date.

(f)            Hold-back Period for Code Staff. If Participant is Code Staff, the cash value of the Earned Award with a Vesting Date of February 20, 2016 shall be delivered as of August 20, 2016.

(g)           Committee Authority.  The Committee has exclusive and binding authority to make all determinations relating to the determination of Average ROA, relative TSR and other provisions of the Agreement, to interpret the Agreement, to make all legal and factual determinations relating to the Award, and to determine all questions arising in the administration of the Award and the Agreement, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions.  Each interpretation, determination or other action made or taken by the Committee shall be final and binding on all persons.  To the extent permitted by applicable law, the Committee may delegate to one or more employees of the Company some or all of its authority over the administration of the Award.  Such delegation need not be in writing.

3.             Termination of Employment and Other Changes in Status.  If Participant’s employment with the Company terminates or is interrupted before the final Vesting Date set forth in the Award Summary, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Award will be affected as provided in this Section 3.  Participant’s vested status determines the percentage of the Earned Award he is eligible to receive after the end of the Performance Period.  In all cases, a vested Award will be delivered only after the end of the Performance Period, after the Committee determines Participant’s Earned Award.  If Participant’s employment with the Company terminates for any reason not described below, the Award will be cancelled.

(a)           Voluntary Resignation.  If Participant voluntarily terminates his employment with the Company and at such time does not satisfy the conditions of Section 3(j) or (k) below, vesting of the Award will cease on the date Participant’s employment is so terminated; the unvested portion of the Award will be cancelled and Participant shall retain his rights in the portion of the Award that has vested as of Participant’s termination date subject to all other provisions of this Agreement.

(b)           Disability.  The Award will continue to vest on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy.  If Participant’s approved disability leave ends with a termination of Participant’s employment by the Company on account of Participant’s disability, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement.

(c)           Approved Personal Leave of Absence (Non-Statutory Leave).

(i)            The Award will continue to vest on schedule subject to all other provisions of this Agreement during the first six months of Participant’s personal leave of absence that was approved by the Company in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). The unvested portion of the Award will be cancelled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii)           If Participant’s employment terminates for any reason specified elsewhere in this Section 3 during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) before the approved personal leave of absence exceeds six months, the unvested portion of the Award will continue to vest on schedule subject to Section 3(k), as applicable.

(d)           Statutory Leave of Absence.  The unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by the Company, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”).  If Participant’s employment terminates for any reason specified elsewhere in this Section 3 during a statutory leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) during a statutory leave of absence, the unvested portion of the Award will continue to vest on schedule, subject to Section 3(k). If a statutory leave of absence is followed without interruption by an approved personal leave of absence, Participant will be deemed to have voluntarily terminated his employment pursuant to Section 3(a) (or Section 3(k), if applicable) on the date that the combined leaves exceed six months.

(e)           Death.  If Participant’s employment terminates by reason of Participant’s death or if Participant dies following a termination of his employment during the Performance Period while he is continuing to vest in his Award, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, and the Award will be paid to Participant’s estate after the Earned Award has been determined.

(f)            Involuntary Termination for Gross Misconduct.  If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below) before the Award becomes an Earned Award, the Award, including any vested portion of the Award, will be cancelled as of the date Participant’s employment is terminated and Participant shall have no further rights of any kind with respect to the Award.  For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the

Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct.

(g)           Involuntary Termination Other than for Gross Misconduct.  If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement.

(h)           Transfer to Non-Participating Subsidiary.  If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), any unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement.  If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 3(g) will apply to the Award. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(i)            Employing Company is Acquired by Another Entity (Change in Control).  If Participant is employed by a company or other legal entity other than Citigroup where Citigroup ceases to own, directly or indirectly, at least 50% of the voting power or value of the equity of the employing entity, the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement.  A change in control of Citigroup Inc., as defined in the 2009 Stock Incentive Plan or otherwise, shall not cause the Award to vest or otherwise affect the vesting of the Award (although, for the avoidance of doubt, the Average ROA and relative TSR percentiles may be equitably adjusted pursuant to Section 9(b) hereof).

(j)            Voluntary Resignation to Pursue Alternative Career.  If Participant has not met the conditions of Section 3(k), and Participant voluntarily resigns from his employment with the Company to work in a full-time paid career in government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, provided that Participant remains continuously employed in the alternative career (or a new alternative career) until each scheduled Vesting Date, or until such earlier date on which Section 3(e) applies. Vesting under this Section 3(j) will be conditioned upon Participant providing by each subsequent Vesting Date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant Vesting Date, the unvested portion of the Award will be cancelled.

                (k)           Satisfying the “Rule of 60.”  If Participant (i) is at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (ii) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”), the unvested portion of the Award will continue to vest on schedule subject to all other provisions of this Agreement, provided that if Participant has voluntarily terminated his employment, Participant is not, at any time up to and including each scheduled Vesting Date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(l) below).

(l)            Definition of “Significant Competitor;” Certification of Compliance.

(i) For purposes of this Agreement, a “Significant Competitor” of the Company shall mean any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion.

(ii) Whenever the Award continues to vest pursuant to Section 3(k) following a termination of employment, the vesting of the Award will be conditioned upon Participant’s providing by each subsequent Vesting Date, if requested by the Company, a written certification that Participant has not been employed by a Significant Competitor in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant Vesting Date, vesting of the Award will cease and Participant shall have no further rights of any kind with respect to the Award.

                (m)          Additional Condition Applicable to Post-Employment Vesting.  The Committee may cancel the unvested portion of the Award if it determines, in its sole discretion, that Participant has, during or after Participant’s employment with the Company, engaged in conduct that breaches any obligation or duty of loyalty to the Company, or that is materially injurious to the Company.

4.             Other Vesting Conditions and Clawbacks.  In addition to the time-based vesting schedule set forth in the Award Summary, the Award is subject to the additional vesting and clawback conditions set forth below, which may result in the reduction or cancellation of the  Award prior to the time the Award becomes an Earned Award.  The performance vesting and clawback conditions described in this Section 4 do not change during the performance period of the Award, regardless of Participant’s status as an active or terminated employee or other change in employment status.

(a)           Performance Vesting Condition.  The Committee may cancel all or a portion of the Award (including a Vested Award) prior to the time it becomes an Earned Award if it determines, in its sole discretion, that Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions.  The Committee shall have the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome.”

(b)           Clawback.  The Committee may cancel all or a portion of the Award prior to the time the Award becomes an Earned Award if it determines, in its sole discretion, that: (i) Participant received the Award based on materially inaccurate publicly reported financial statements; (ii) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements; (iii) Participant materially violated any risk limits established or revised by senior management and/or risk management; or (iv) Participant engaged in gross misconduct.

(c)           EU Clawback.  In addition, if Participant is Code Staff, the Committee may cancel all or a portion of the Award prior to the time the Award becomes an Earned Award if it determines, in its sole discretion, that: (i) there is reasonable evidence that Participant engaged in misconduct or committed material error, in either case in connection with his employment, or (ii) Citigroup or Participant’s business unit has suffered a material downturn in its financial performance or a material failure of risk management.

(d)           Additional Conditions.  Vesting and payment of the Award are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and payment have been satisfied.  All payments pursuant to the Award will be net of any amounts withheld for taxes.

5.             Transferability.

(a)           Transfers by Participant.  The Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Award nor any interest or right therein shall be subject to the debts, contracts or engagements of Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be cancellation of the Award. During Participant’s lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(b)           Transfers by the Company.  Citigroup may assign the legal obligation to pay Participant’s vested Earned Award to Participant’s employer without the consent of Participant.

6.             Right of Set Off.  Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to Participant pursuant to the Award or any award under any award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any award is cancelled pursuant to its terms. The Company may not retain such funds and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

7.             Consent to Electronic Delivery.  In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, brochures, grant or award notifications and agreements, account statements, and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors.  Electronic delivery of a document to Participant may be via a secure internet site to which Participant has access.

8.             Plan Administration.  The Award described in this Agreement has been granted subject to the terms of the DIRAP.  The Committee and its delegates have the exclusive discretionary authority to make determinations regarding the administration of the Award, and have the exclusive authority to establish administrative procedures to implement the terms of the Award, including but not limited to procedures applicable to currency exchange rates, the delivery of the Award in the currency of Participant’s work country or countries, and the administration of the timing of Award delivery.  Any such procedure so established shall be conclusive and binding on Participant.

9.             Adjustments to Awards.

(a)           Capital Structure.  In the event of any change in the capital structure of Citigroup or of a member of the Comparison Group on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the capital structure of Citigroup or a member of the Comparison Group, to the extent necessary to prevent the enlargement or diminution of the rights of Participant, the Committee shall make such appropriate equitable adjustments to the Award (including the determination of TSR), which adjustments shall not require the consent of Participant.

(b)           Equitable Adjustments.    If an event occurs with respect to the Company or any member of the Comparison Group that renders, in the sole determination of the Committee, any of the performance measures set forth in Section 2(b) or Section 2(c) to no longer be appropriate, then the Committee shall equitably adjust such measures to the extent necessary to carry out the intent of the original terms of the Award (i.e., without excessively enlarging Participant’s rights).  In the event of any material unusual or non-recurring events affecting Average ROA or any change in applicable tax laws or accounting principles, the Committee shall make appropriate equitable adjustments to Average ROA and any other provision of the Award, which adjustments shall not require the consent of Participant.

(c)           Modifications.  The Committee retains the right to modify the Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without the consent of Participant.  Citigroup shall furnish or make available to Participant a written notice of any modification through a brochure supplement or otherwise, which notice shall specify the effective date of such modification.  Any other adverse modification not elsewhere described in this Agreement shall not be effective without Participant’s written consent.

(d)           Adverse Consequences.  Neither the Committee nor Citigroup shall be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to the Award.

10.          Taxes and Tax Residency Status.

(a)           Compliance.  By accepting the Award, Participant agrees to pay all applicable taxes and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his income tax residency status and the number and location of workdays outside his country of income tax residency from the date of the Award until the vesting of the Award.  Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S.  Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.  The Award will be subject to cancellation if Participant fails to make any such required tax payment.

(b)           Withholding.  To the extent the Company is required to withhold tax in any jurisdiction or withholds hypothetical tax under a Citigroup Expatriate Policy, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law and Participant will be paid the net after-tax amount.

(c)           Executive Performance Plan.  Any Award to a participant in the 2011 Executive Performance Plan (the “EPP”) shall be granted subject to the terms of the EPP.

11.          Entire Agreement; No Right to Employment.  The DIRAP plan document and this Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12.          Compliance with Regulatory Requirements.  The Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and shall be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

13.          Section 409A and Section 457A Compliance.

(a)           Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he could be subject to adverse tax consequences if the Award and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award if Citigroup fails to modify the Award. However, Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)           Specified Employees.  This Agreement may not be amended, nor may the Award be administered, to provide for any payment of the Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if

Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment shall not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant shall not be entitled to interest, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

14.          Arbitration; Conflict; Governing Law.  Any disputes related to the Award shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the DIRAP plan document and this Agreement, the DIRAP plan document shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

15.          Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)           Definition and Use of “Personal Information.” In connection with the grant of the Award, and any other award under other incentive award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his personal information, and may correct or update such information, by contacting his human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his superiors; (iv) the Committee or its designee, which is responsible for administering the DIRAP and the Award; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action will always be undertaken only in accordance with applicable law.

(b)           Participant’s Consent. BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

***

Appendix A

Example of Determination of Relative TSR

Company	TSR
Citigroup	1.32
Peer 1	1.50
Peer 2	1.40
Peer 3	1.30
Peer 4	1.20
Peer 5	1.10
Peer 6	0.95
Peer 7	0.85
Peer 8	0.75

75th percentile TSR is defined as the average TSR of Peer 2 and Peer 3 = 1.35.

50th percentile TSR is defined as the average TSR of Peer 4 and Peer 5 = 1.15.

25th percentile TSR is defined as the average TSR of Peer 6 and Peer 7 = 0.90.

Accordingly, the TSR of Citigroup is between the 50th percentile and the 75th percentile.

At the 50th percentile, the result of the relative TSR metric is 100% of Target PSUs.

At the 75th percentile, the result of the relative TSR metric is 150% of Target PSUs.

The relative TSR metric in this example is the linearly interpolated result, as follows:

1.35 – 1.32	x 100% +	1.32 – 1.15 x 150% = 142.5%
1.35 – 1.15		1.35 – 1.15

A Participant who is not Code Staff would receive 142.5% of half of his Target Award PSUs, assuming that all other conditions to delivery and vesting of the Earned Award had been satisfied.  A Participant who is Code Staff would receive 100% of half of his Target Award PSUs, assuming that all other conditions to delivery and vesting of the Earned Award had been satisfied.